Exhibit 3.5

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED BY-LAWS

OF

FIRST BUSEY CORPORATION

The Second Amended and Restated By-Laws of First Busey Corporation (the “By-Laws”) shall be amended as follows:

A new Article X shall be added to the By-Laws to state:

ARTICLE X

CERTAIN GOVERNANCE MATTERS

Section 10.1.         Interpretation; Definitions.

(a)            The provisions of this Article X shall apply notwithstanding anything to the contrary set forth in the other Articles of these By-Laws. In the event of any inconsistency or conflict between any provision of this Article X and any other provision of these By-Laws, including Section 10.6 of these By-Laws with respect to Section 9.1 of these By-Laws, such provision of this Article X shall control.

(b)            The following definitions shall apply to this Article X:

(i)            “Bank Board” shall mean the Board of Directors of Busey Bank.

(ii)           “Bank Merger Date” shall mean the date of the merger of CrossFirst Bank with and into Busey Bank.

(iii)          “Busey Bank” shall mean Busey Bank, a wholly owned subsidiary of the corporation.

(iv)          “CrossFirst Bank” shall mean CrossFirst Bank, a wholly-owned subsidiary of the corporation.

(v)           “Designated Exchange” shall mean the primary stock exchange on which the corporation’s common stock is listed.

(vi)          “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of August __, 2024, by and between First Busey Corporation and CrossFirst Bankshares, Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(vii)         “Entire Board of Directors” shall mean the total number of directors that the Board would have if there were no vacancies.

(viii)        “Legacy CrossFirst” shall mean CrossFirst Bankshares, Inc., a Kansas corporation, which has merged with and into the corporation effective as of the Effective Time.

(ix)          “Legacy CrossFirst Directors” shall mean the persons who were directors of Legacy CrossFirst immediately prior to the Effective Time and who were designated to be directors of the corporation by Legacy CrossFirst prior to the Effective Time (other than Michael J. Maddox) and any additional directors nominated by the Legacy CrossFirst Directors Nominating Committee pursuant to Section 10.3(d) of this Article X provided that if Michael J. Maddox is for any reason not serving as a director of the corporation he shall not be considered a Legacy CrossFirst Director and the Legacy CrossFirst Director Nominating Committee shall not have any ongoing authority or right to nominate a replacement director for such directorship (i.e., there will only be four (4) Legacy CrossFirst Directors and directorships).

(x)           “Legacy CrossFirst Directors Nominating Committee” shall mean a committee of the Board comprised of all of the Legacy CrossFirst Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(xi)          “Legacy First Busey” shall mean First Busey Corporation, a Nevada corporation, as in existence immediately prior to the Effective Time.

(xii)         “Legacy First Busey Directors” shall mean the persons who were directors of Legacy First Busey or Busey Bank immediately prior to the Effective Time and who were designated to be directors of the corporation by Legacy First Busey prior to the Effective Time and any additional directors nominated by the Legacy First Busey Directors Nominating Committee pursuant to Section 10.3(e) of this Article X.

(xiii)        “Legacy First Busey Directors Nominating Committee” shall mean a committee of the Board comprised of all of the Legacy First Busey Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(xiv)        “Specified Period” shall mean the period beginning at the Effective Time and ending on the later of (A) the three (3) year anniversary of the Effective Time and (B) the two (2) year anniversary of the Bank Merger Date.

Section 10.2.         Executive Chairman and Chief Executive Officer.

(a)            Effective as of the Effective Time, (i) Van A. Dukeman shall continue to serve as Executive Chairman of the Board and Chief Executive Officer of the corporation and shall report to the Board and as Executive Chairman of the Bank Board and shall report to the Bank Board and (ii) Michael J. Maddox shall serve as Executive Vice Chairman of the Board and President of the corporation and shall report to the Chief Executive Officer of the corporation and as Chief Executive Officer of Busey Bank and shall report to the Executive Chairman of the Bank Board.

(b)            Effective as of the date immediately following the earlier of (i) the twelve (12) month anniversary of the Bank Merger Date, and (ii) the eighteen (18) month anniversary of the Effective Time, (A) Van A. Dukeman shall continue to serve as Executive Chairman of the Board and shall report to the Board and as Executive Chairman of the Bank Board and shall report to the Bank Board and (B) Michael J. Maddox shall serve as Executive Vice Chairman of the Board and Chief Executive Officer and President of the corporation and shall report to the Board and as Chief Executive Officer of Busey Bank and shall report to the Bank Board.

(c)            In the event that during the Specified Period Van A. Dukeman shall no longer serve as Chief Executive Officer of the corporation, Michael J. Maddox shall serve as Chief Executive Officer of the corporation.

(d)            During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsections (a), (b) and (c) above from, or failure to appoint, re-elect or re-nominate any of them to, any such positions at the specified time during the Specified Period, (ii) any amendment or modification to any employment, consulting or similar agreement with either of them to the extent such amendment or modification would adversely affect such individual, (iii) any termination of their employment by, or other service with, the corporation or any subsidiary of the corporation, or (iv) any modification to any of their respective reporting relationships as set forth in these By-Laws shall, in each case, require the affirmative vote of a majority of the Entire Board of Directors. During the Specified Period, for so long as Van A. Dukeman is the Executive Chairman of the Board the position of Executive Chairman of the Board shall be an officer of the corporation. During the Specified Period, for so long as Van A. Dukeman is the Executive Chairman of the Bank Board the position of Executive Chairman of the Bank Board shall be an officer of Busey Bank.

(e)            During the Specified Period, upon the death, resignation, removal or disqualification of, or other cessation of service by, Van A. Dukeman or Michael J. Maddox in the positions specified above during the time periods specified above, except as set forth in subsection (d) above, an individual approved by the affirmative vote of a majority of the Entire Board of Directors shall be appointed to serve in such positions.

Section 10.3.         Composition of the Board and the Bank Board. During the Specified Period:

(a)            The Entire Board of Directors shall be comprised of thirteen (13) directors, of which five (5) shall be Legacy CrossFirst Directors designated by Legacy CrossFirst (one of whom, as of the Effective Time, shall be Michael J. Maddox and one of whom, as of the Effective Time, shall be Rodney Brenneman if he shall be the Chair of the Board of Directors of Legacy CrossFirst immediately prior to the Effective Time, in which case Rodney Brenneman shall also be, as of the Effective Time, the Lead Independent Director of the Board) and eight (8) shall be Legacy First Busey Directors designated by First Busey (one of whom, as of the Effective Time, shall be Van A. Dukeman). Notwithstanding the foregoing, by the affirmative vote of a majority of the Entire Board of Directors the number of directors constituting the Entire Board of Directors may be increased to add additional directors in connection with a direct or indirect acquisition by the corporation or in connection with a capital raising by the corporation;

(b)            All vacancies resulting from the cessation of service by any Legacy CrossFirst Director for any reason shall be filled by the Board with a nominee selected by the Legacy CrossFirst Directors Nominating Committee;

(c)            All vacancies resulting from the cessation of service by any Legacy First Busey Director for any reason shall be filled by the Board with a nominee selected by the Legacy First Busey Directors Nominating Committee;

(d)            The Legacy CrossFirst Directors Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board, directors for election at each annual meeting of the corporation, or at any special meeting of the corporation at which directors are to be elected, to fill each seat previously held by a Legacy CrossFirst Director;

(e)            The Legacy First Busey Directors Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board, directors for election at each annual meeting of the corporation, or at any special meeting of the corporation at which directors are to be elected, to fill each seat previously held by a Legacy First Busey Director;

(f)            All vacancies on the Board resulting from the cessation of service by any Legacy CrossFirst Director or any Legacy First Busey Director shall be promptly filled by the Board with the individuals chosen as provided for in this Article X; and

(g)            If (i) Rodney Brenneman does not become the Lead Independent Director of the Board as contemplated in Section 10.3(a) above, (ii) upon the death, resignation, removal or disqualification of, or other cessation of service by, Rodney Brenneman as the Lead Independent Director of the Board, or (iii) upon the two (2) year anniversary of the Effective Time, the Lead Independent Director of the Board shall be a director approved by the affirmative vote of a majority of the Entire Board of Directors. The Lead Independent Director shall qualify as an independent director under the rules of the Designated Exchange.

(h)            During the Specified Period, the composition of the Bank Board shall be identical to that of the Board.

Section 10.4.         Composition of Committees.

(a)            During the Specified Period, the Board shall have and maintain as standing committees an Executive Management Compensation and Succession Committee, an Audit Committee, a Nominating and Corporate Governance Committee (which, during the Specified Period, shall have two subcommittees, the Legacy CrossFirst Directors Nominating Committee and the Legacy First Busey Directors Nominating Committee, which shall be solely responsible for nominating and electing Legacy CrossFirst Directors and First Busey Legacy Directors, respectively, as set forth in these By-Laws) and an Enterprise Risk Committee.

(b)            During the Specified Period, the Board may by resolution (which shall require the affirmative vote of a majority of the Entire Board of Directors) establish any committees not expressly contemplated by these By-Laws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the corporation and may prescribe the composition, duties and procedures thereof, subject to Section 10.4 (c) below.

(c)            During the Specified Period, each committee of the Board shall have at least one (1) Legacy CrossFirst Director, provided that, if any such committee shall have five (5) or more members, such committee shall have at least two (2) Legacy CrossFirst Directors and; provided further, that each of the Nominating and Corporate Governance Committee and the Executive Management Compensation and Succession Committee shall have at least five (5) members.

(d)            During the Specified Period, the Board shall have and maintain the Legacy CrossFirst Directors Nominating Committee. At the end of the Specified Period, the Legacy CrossFirst Directors Nominating Committee shall be automatically disbanded.

(e)            During the Specified Period, the Board shall have and maintain a Legacy First Busey Directors Nominating Committee. At the end of the Specified Period, the Legacy First Busey Directors Nominating Committee shall be automatically disbanded.

Section 10.5.         Names; Headquarters. During the Specified Period, (a) the name of the corporation shall be “First Busey Corporation” and the name of Busey Bank shall be “Busey Bank”, (b) the legal headquarters of the corporation shall be located in or near Kansas City, Missouri and (c) the main office and legal headquarters of Busey Bank shall be in Champaign, Illinois.

Section 10.6.         Amendments.

Notwithstanding anything to the contrary set forth in these By-Laws, during the Specified Period, this Article X may be altered, amended or repealed (voluntarily or by merger, consolidation or otherwise by operation of law), and any Bylaw provision or other resolution inconsistent with these By-Laws may be adopted, by the Board only by (and any such alteration, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Board for adoption by the shareholders of the corporation only by) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, provided, however, that the foregoing shall not divest or limit the power of the stockholders to alter, amend, repeal or adopt By-Laws.

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